Exhibit 99.1

EARNINGS RELEASE
PR Contact: Laurie Schalow
(949) 524-4035
MediaRelations@chipotle.com IR Contact: Ashish Kohli, CFA (949) 524-4132 Akohli@chipotle.com

Chipotle ANNOUNCES THIRD QUARTER 2021 RESULTS

RECORD QUARTERLY SALES DRIVEN BY COMPARABLE restaurant SALES increasing 15.1%

NEWPORT BEACH, Calf. – October 21, 2021 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its third quarter ended September 30, 2021.

Third quarter highlights, year over year:

•	Total revenue increased 21.9% to $2.0 billion
•	Comparable restaurant sales increased 15.1%
•	Digital sales grew 8.6% and accounted for 42.8% of sales
•	Operating margin was 12.3%, an increase from 6.7%
•	Restaurant level operating margin was 23.5% [1], an increase of 400 basis points
•

Diluted earnings per share was $7.18,  a  154.6% increase from $2.82. Excluding a $0.16 after-tax net impact resulting from a tax benefit, which was partially offset by certain stock compensation expenses, corporate restructuring costs, restaurant asset impairment and closure costs, and certain other expenses, adjusted diluted earnings per share was $7.02, an 86.7% increase from $3.76 [1]

•	Opened 41 new restaurants including 2 relocations

1 Restaurant level operating margin, adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

“Chipotle’s third quarter results demonstrate strong momentum in our business fueled by a multi-pronged strategy and a passionate team that’s delighted to welcome more guests back into our restaurants," said Brian Niccol, Chairman and CEO, Chipotle. "Our team has proven their ability to be resilient and successfully execute against macro complexities. As a result, I believe we are better positioned to drive sustainable long-term growth than ever before, which makes me excited about what we can accomplish in the years ahead.”

COVID-19 and Liquidity Update:

The health and well-being of our employees and guests continues to be our top priority. Beyond the investments made in our people, restaurants, and supply chain, we are closely following the recommendations of the CDC and local health departments. We have implemented and enhanced numerous protocols that give our employees and guests confidence that Chipotle remains steadfast in our commitment to keep them safe as in-restaurant ordering and dining increases.

As of September 30, 2021, Chipotle continues to maintain a strong financial position with $1.2 billion in cash, investments and restricted cash, and no debt. We also have access to a  $500 million untapped credit facility. Our financial strength gives us the opportunity to make on-going strategic investments in our people, business, and communities, which we believe will benefit us for years to come.

Results for the three months ended September 30, 2021:

Revenue in the third quarter was $2.0 billion, an increase of 21.9% compared to the third quarter of 2020 and includes a 15.1% increase in comparable restaurant sales. We believe on-going strength in digital sales, the strong recovery of in-restaurant sales, and positive customer reception to our new menu items contributed to the strong revenue growth. For Q4,  while uncertainty remains on several fronts including the potential impact of COVID-19 as well as inflationary and staffing pressures, we’re encouraged by our strong underlying business momentum and if this trend continues, we expect our comparable restaurant sales to be in the low to mid double-digits range. This assumes about 200 basis points less pricing contribution during the fourth quarter versus the third quarter as we lap some of our delivery menu price increases, and our brisket limited time offer will be for a partial quarter this year as compared to the full quarter of carne asada last year.

Digital sales grew 8.6% year over year to $840.4 million and represented 42.8% of sales. A little more than half of the digital sales were from order ahead transactions as guests increasingly appreciate both the convenience and value offered by this channel, as well as the added convenience of more Chipotlanes.

We opened 41 new restaurants during the third quarter including two relocations, bringing the total restaurant count to 2,892. During the quarter, 36 of the 41 new restaurants included a Chipotlane. These formats continue to perform very well and are helping enhance guest access and convenience, as well as increase new restaurant sales, margins, and returns.

Food, beverage and packaging costs in the third quarter were 30.3% of revenue, a decrease of 200 basis points compared to the third quarter of 2020. The decrease was due primarily to leverage from menu price increases, partially offset by higher costs, most notably beef and freight.

Restaurant level operating margin was 23.5%, an increase from 19.5% in the third quarter of 2020. The improvement was driven primarily by leverage from comparable restaurant sales including menu price increases, partially offset by wage inflation and higher costs associated with beef and freight.

General and administrative expenses for the third quarter were $146.0 million on a GAAP basis, or $136.8 million on a non-GAAP basis, excluding $7.6 million for a COVID-19 related modification made in December 2020 to our 2018 performance shares, $1.5 million of transformation expenses, and $0.1 million of certain other expenses. GAAP and non-GAAP general and administrative expenses for the third quarter of 2021 also include $99.8 million of underlying general and administrative expenses, $27.8 million of non-cash stock compensation, $8.5 million related to higher bonus accruals as well as payroll taxes on equity vesting and stock option exercises, and $0.6 million related to our upcoming all-manager conference.

The GAAP effective income tax rate for the third quarter was 14.7%, which is lower than our expected effective income tax rate for the full year 2021, due to elevated excess tax benefits related to option exercises and equity vesting and a return to provision tax benefit from a  net operating loss generated on our 2020 federal income tax return and carried back to prior years that was recorded in the third quarter. On a non-GAAP basis, the 2021 third quarter effective tax rate was 19.7%.

Net income for the third quarter was $204.4 million, or $7.18 per diluted share, an increase from $80.2 million, or $2.82 per diluted share, in the third quarter of 2020. Excluding the impact of a tax benefit, PSU modification expenses, corporate restructuring expenses, and restaurant asset impairment and closure costs, adjusted net income was $199.8 million and adjusted diluted earnings per share was $7.02.

During the quarter, our Board of Directors approved the investment of up to an additional $100 million, exclusive of commissions, to repurchase shares of our common stock, subject to market conditions. Including this repurchase authorization, $209.8 million was available as of September 30, 2021. The repurchase authorization may be modified, suspended, or discontinued at any time. We repurchased $98.7 million of stock at an average price per share of $1,813 during the third quarter.

More information will be available in our Quarterly Report on Form 10-Q, which will be filed with the SEC by the end of October.

Outlook

For 2021, management is anticipating the following:

•	Fourth quarter comparable restaurant sales growth in the low to mid double-digits range
•	At or slightly above 200 new restaurant openings
•	An estimated underlying effective fourth quarter tax rate between 25% and 27% before discrete items

Definitions

The following definitions apply to these terms as used throughout this release:

•

Comparable restaurant sales, or sales comps, and comparable restaurant transactions, represent the change in period-over-period total revenue or transactions for restaurants in operation for at least 13 full calendar months.

•	Average restaurant sales refer to the average trailing 12-month food and beverage revenue for restaurants in operation for at least 12 full calendar months.
•	Restaurant level operating margin represents total revenue less direct restaurant operating costs, expressed as a percent of total revenue.
•

Digital sales represent food and beverage revenue generated through the Chipotle website, Chipotle app or third-party delivery aggregators. Digital sales exclude revenue deferrals associated with Chipotle Rewards.

Conference Call Details

Chipotle will host a conference call to discuss third quarter 2021 financial results on Thursday, October 21, 2021, at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-888-317-6003 or for international callers by dialing 1-412-317-6061 and use code: 1417737. The call will be webcast live from the company's website on the investor relations page at ir.chipotle.com/events. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. Chipotle had nearly 2,900 restaurants as of September 30, 2021, in the United States, Canada, the United Kingdom, France and Germany and is the only restaurant company of its size that owns and operates all its restaurants. Chipotle is ranked on the Fortune 500 and is recognized on the 2021 lists for Forbes’ America’s Best Employers and Fortune’s Most Admired Companies. With nearly 95,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. For more information or to place an order online, visit WWW.CHIPOTLE.COM.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements about our future cash flow, new restaurant development plans and future long-term prospects. We use words such as “anticipate”, “believe”, “could”, “should”, “may”, “approximately”, “estimate”, “expect”, “potential”, “intend”, “project”, “encouraged”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on currently available operating, financial and competitive information available to us as of the date of this release and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to: uncertainty regarding the duration and severity of the ongoing COVID-19 pandemic and its ultimate impact on our business, including on guest traffic, restaurant sales and operating costs and the ability of our third-party suppliers and business partners to fulfill their responsibilities and commitments;  uncertainty surrounding wage inflation and increasing supply costs, including beef and freight; risks associated with our reliance on certain information technology systems and potential failures or interruptions; privacy and cyber security risks related to our acceptance of electronic payments or electronic processing of confidential customer or employee information, including through our digital app; the impact of competition, including from sources outside the restaurant industry; the increasingly competitive labor market and changes in the availability and cost of labor; the financial impact of increasing our average hourly wage to $15.00; the impact of federal, state or local government regulations relating to our employees, employment practices, restaurant design and construction, and the sale of food or alcoholic beverages; our ability to achieve our planned growth, such as the availability of suitable new restaurant sites; increases in ingredient and other operating costs due to our Food With Integrity philosophy, tariffs or trade restrictions and supply shortages; the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers' perceptions of our brand, including as a result of actual or rumored food safety concerns or other negative publicity, decreased overall consumer spending (including but not limited to the increase in unemployment caused by COVID-19), or the inability to increase menu prices or realize the benefits of menu price increases; risks associated with our increased focus on our digital business, including risks arising from our reliance on third party delivery services; risks relating to litigation, including possible governmental actions related to food safety incidents and potential class action litigation regarding employment laws, advertising claims or other matters; and other risk factors described from time to time in our SEC reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

 CHIPOTLE MEXICAN GRILL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,
	2021		2020
Food and beverage revenue	$1,932,409	99.0%	$1,581,335	98.7%
Delivery service revenue	19,906	1.0	20,079	1.3
Total revenue	1,952,315	100.0	1,601,414	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	591,332	30.3	517,261	32.3
Labor	502,757	25.8	405,818	25.3
Occupancy	104,223	5.3	97,694	6.1
Other operating costs	294,650	15.1	268,416	16.8
General and administrative expenses	145,930	7.5	133,150	8.3
Depreciation and amortization	63,191	3.2	60,180	3.8
Pre-opening costs	5,894	0.3	3,808	0.2
Impairment, closure costs, and asset disposals	4,658	0.2	7,991	0.5
Total operating expenses	1,712,635	87.7	1,494,318	93.3
Income from operations	239,680	12.3	107,096	6.7
Interest and other income (expense), net	(126)	-	(595)	-
Income before income taxes	239,554	12.3	106,501	6.7
Provision for income taxes	(35,120)	(1.8)	(26,257)	(1.6)
Net income	$204,434	10.5%	$80,244	5.0%
Earnings per share:
Basic	$7.26		$2.87
Diluted	$7.18		$2.82
Weighted-average common shares outstanding:
Basic	28,150		27,973
Diluted	28,475		28,454

CHIPOTLE MEXICAN GRILL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Nine months ended September 30,
	2021		2020
Food and beverage revenue	$5,517,764	98.8%	$4,333,640	99.0%
Delivery service revenue	68,664	1.2	43,284	1.0
Total revenue	5,586,428	100.0	4,376,924	100.0
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	1,688,481	30.2	1,434,316	32.8
Labor	1,400,932	25.1	1,184,649	27.1
Occupancy	309,422	5.5	288,549	6.6
Other operating costs	876,602	15.7	741,556	16.9
General and administrative expenses	447,077	8.0	342,267	7.8
Depreciation and amortization	188,395	3.4	178,578	4.1
Pre-opening costs	14,280	0.3	11,018	0.3
Impairment, closure costs, and asset disposals	14,592	0.3	22,713	0.5
Total operating expenses	4,939,781	88.4	4,203,646	96.0
Income from operations	646,647	11.6	173,278	4.0
Interest and other income (expense), net	(1,443)	-	2,771	0.1
Income before income taxes	645,204	11.5	176,049	4.0
Provision for income taxes	(125,695)	(2.3)	(11,242)	(0.3)
Net income	$519,509	9.3%	$164,807	3.8%
Earnings per share:
Basic	$18.46		$5.91
Diluted	$18.22		$5.81
Weighted-average common shares outstanding:
Basic	28,137		27,892
Diluted	28,520		28,370

CHIPOTLE MEXICAN GRILL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	September 30,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$721,109	$607,987
Accounts receivable, net	76,099	104,500
Inventory	28,450	26,445
Prepaid expenses and other current assets	72,821	54,906
Income tax receivable	318,593	282,783
Investments	301,534	343,616
Total current assets	1,518,606	1,420,237
Leasehold improvements, property and equipment, net	1,719,224	1,584,311
Long-term investments	188,344	102,328
Restricted cash	27,891	27,849
Operating lease assets	3,094,045	2,767,185
Other assets	57,518	59,047
Goodwill	21,939	21,939
Total assets	$6,627,567	$5,982,896
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$171,712	$121,990
Accrued payroll and benefits	190,912	203,054
Accrued liabilities	153,233	164,649
Unearned revenue	120,423	127,750
Current operating lease liabilities	214,684	204,756
Total current liabilities	850,964	822,199
Long-term operating lease liabilities	3,274,875	2,952,296
Deferred income tax liabilities	148,395	149,422
Other liabilities	42,425	38,844
Total liabilities	4,316,659	3,962,761
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of September 30, 2021 and December 31, 2020, respectively	-	-
Common stock, $0.01 par value, 230,000 shares authorized, 37,102 and 36,704 shares issued as of September 30, 2021 and December 31, 2020, respectively	371	367
Additional paid-in capital	1,690,806	1,549,909
Treasury stock, at cost, 8,947 and 8,703 common shares as of September 30, 2021 and December 31, 2020, respectively	(3,170,798)	(2,802,075)
Accumulated other comprehensive loss	(5,143)	(4,229)
Retained earnings	3,795,672	3,276,163
Total shareholders' equity	2,310,908	2,020,135
Total liabilities and shareholders' equity	$6,627,567	$5,982,896

CHIPOTLE MEXICAN GRILL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine months ended
	September 30,
	2021	2020
Operating activities
Net income	$519,509	$164,807
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	188,395	178,578
Deferred income tax provision	(1,024)	53,857
Impairment, closure costs, and asset disposals	12,483	21,198
Provision for credit losses	733	(143)
Stock-based compensation expense	138,741	60,579
Other	2,534	2,450
Changes in operating assets and liabilities:
Accounts receivable	21,882	29,233
Inventory	(1,996)	614
Prepaid expenses and other current assets	(19,343)	(6,015)
Operating lease assets	151,628	136,052
Other assets	1,901	(21,754)
Accounts payable	28,712	5,776
Accrued payroll and benefits	(13,193)	68,514
Accrued liabilities	(7,407)	1,965
Unearned revenue	(2,978)	(593)
Income tax payable/receivable	(35,850)	(32,677)
Operating lease liabilities	(141,540)	(115,069)
Other long-term liabilities	474	1,351
Net cash provided by operating activities	843,661	548,723
Investing activities
Purchases of leasehold improvements, property and equipment	(320,569)	(246,758)
Purchases of investments	(288,899)	(325,069)
Maturities of investments	243,441	318,505
Proceeds from sale of equipment	2,885	-
Acquisitions of equity method investments	-	(10,025)
Net cash used in investing activities	(363,142)	(263,347)
Financing activities
Acquisition of treasury stock	(300,733)	(54,401)
Tax withholding on stock-based compensation awards	(63,492)	(47,976)
Other financing activities	(2,342)	(1,865)
Net cash used in financing activities	(366,567)	(104,242)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(788)	377
Net change in cash, cash equivalents, and restricted cash	113,164	181,511
Cash, cash equivalents, and restricted cash at beginning of period	635,836	508,481
Cash, cash equivalents, and restricted cash at end of period	$749,000	$689,992
Supplemental disclosures of cash flow information
Income taxes paid (refunded)	$163,069	$(8,987)
Purchases of leasehold improvements, property, and equipment accrued in accounts payable and accrued liabilities	$65,311	$72,860
Acquisition of treasury stock accrued in accounts payable and accrued liabilities	$4,498	$-

CHIPOTLE MEXICAN GRILL, INC.

SUPPLEMENTAL FINANCIAL AND OTHER DATA

(dollars in thousands)

(unaudited)

	For the three months ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
	2021	2021	2021	2020	2020
Number of restaurants opened	41	56	40	61	44
Restaurant closures	-	(5)	(5)	(1)	(3)
Restaurant relocations	(2)	(1)	-	(2)	-
Number of restaurants at end of period	2,892	2,853	2,803	2,768	2,710
Average restaurant sales(1)	$2,554	$2,466	$2,313	$2,223	$2,199
Average restaurant sales, excluding delivery MPI(2)	$2,479	$2,405	$2,273	$2,200	$2,192
Comparable restaurant sales increase	15.1%	31.2%	17.2%	5.7%	8.3%

(1) Beginning in Q3 2020, we revised the definition of average restaurant sales to exclude delivery service revenues (refer to Definitions section above). We made this change to more closely align with how management views the business and given the increase in the delivery business. Average restaurant sales in all comparative periods presented has been updated to conform with the new definition. Average restaurant sales is a trailing 12-month measure.

(2) In Q3 2020, we began implementing delivery menu-price increases ("MPI") to partially offset the increased cost of delivery. "Average restaurant sales, excluding delivery MPI" represents average restaurant sales, as defined above, adjusted to remove the impact of delivery menu price increases. This is intended to illustrate our underlying food and beverage sales per restaurant.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following tables provide a reconciliation of non-GAAP financial measures presented in the text above to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Adjusted net income is net income excluding expenses related to restaurant asset impairment, corporate restructuring, legal proceedings, stock-based compensation modification expense, and certain other costs. Adjusted general and administrative expense is general and administrative expense excluding transformation expenses, legal proceedings, stock-based compensation modification expense, and certain other costs. The non-GAAP effective tax rate is the effective tax rate adjusted to reflect the after tax impact of non-GAAP adjustments. Restaurant Level Operating Margin, a non-GAAP financial measure, is equal to the revenues generated by our restaurants less their direct operating costs which consist of food, beverage and packaging, labor, occupancy and other operating costs. This performance measure primarily includes the costs that restaurant level managers can directly control and excludes other operating costs that are essential to conduct our business. Management uses restaurant level operating margin as a measure of restaurant performance. Management believes restaurant level operating margin is useful to investors in that it highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. We present these non-GAAP measures in order to facilitate meaningful evaluation of our operating performance across periods. These adjustments are intended to provide greater transparency of underlying performance and to allow investors to evaluate our business on the same basis as our management, which uses these non-GAAP measures in evaluating the company’s performance. Our adjusted net income, adjusted diluted earnings per share, adjusted general and administrative expenses, non-GAAP effective tax rate and restaurant level operating margin measures may not be comparable to other companies’ adjusted measures. These adjustments are not necessarily indicative of what our actual financial performance would have been during the periods presented and should be viewed in addition to, and not as an alternative to, our results prepared in accordance with GAAP. Further details regarding these adjustments are included in the tables below.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts)

(unaudited)

Adjusted Net Income and Adjusted Diluted Earnings per Share

	Three months ended
	September 30,
	2021	2020
Net income	$204,434	$80,244
Non-GAAP adjustments:
Restaurant costs:
Operating lease asset impairment and other restaurant costs(1)	218	2,954
Duplicate rent expense(2)	33	74
Corporate Restructuring:
Duplicate rent expense(2)	1,313	1,638
Employee related restructuring costs(3)	113	275
Legal proceedings(4)	-	28,700
Stock-based compensation modification expense(5)	7,619	132
Other adjustments(6)	47	1,875
Total non-GAAP adjustments	$9,343	$35,648
Tax effect of non-GAAP adjustments above	1,462	(8,844)
Other tax non-GAAP adjustments(7)	(15,423)	-
After tax impact of non-GAAP adjustments	$(4,618)	$26,804
Adjusted net income	$199,816	$107,048

Diluted weighted-average number of common shares outstanding	28,475	28,454
Diluted earnings per share	$7.18	$2.82
Adjusted diluted earnings per share	$7.02	$3.76

(1) Operating lease asset impairment charges, and other expenses for restaurants due to underperformance.
(2) Duplicate rent expense for the corporate headquarter relocation and office consolidation announced in May 2018 and rent expense for closed restaurants announced in June 2018.
(3) Costs for recruitment, relocation costs, third party and other employee-related costs.
(4) Charges relate to estimated settlements for distinct legal matters that exceeded or are expected to exceed typical costs for these types of legal proceedings.

(5) For the three months ended September 30, 2021, stock-based compensation consists of a COVID-19 related modification made in December 2020 to our 2018 performance shares. For the three months ended September 30, 2020, stock-based compensation consists of a March 2020 modification associated with the departure of our former Executive Chairman primarily related to his 2017 agreement.

(6) For the three months ended September 30, 2021, other adjustments consist of consulting fees associated with the calculation of our non-recurring tax benefit. For the three months ended September 30, 2020, other adjustments consist of asset impairment charge related to digital technology.

(7) For the tax benefit from the federal net operating loss generated on our 2020 federal income tax return and carried back to prior years. The tax benefit is due to the federal income tax rate differential between the 2020 rate of 21% and the 2017 rate of 35%.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

(unaudited)

Adjusted General and Administrative Expenses

	Three months ended
	September 30,
	2021	2020
General and administrative expenses	$145,930	$133,150
Non-GAAP adjustments:
Transformation expenses(1)	(1,459)	(1,987)
Legal proceedings(2)	-	(28,700)
Stock-based compensation modification expense(3)	(7,619)	(132)
Other adjustments(4)	(47)	-
Total non-GAAP adjustments	$(9,125)	$(30,819)
Adjusted general and administrative expenses	$136,805	$102,331

(1) Transformation expenses include duplicate rent expense for office and restaurant closures announced in June 2018 due to the corporate restructuring and underperformance of $1,346 and $1,712 for the three months ended September 30, 2021 and 2020, respectively, and employee related restructuring costs of $113 and $275 for the three months ended September 30, 2021 and 2020, respectively.

(2) Charges relate to estimated settlements for distinct legal matters that exceeded or are expected to exceed typical costs for these types of legal proceedings.

(3) For the three months ended September 30, 2021, stock-based compensation consists of a COVID-19 related modification made in December 2020 to our 2018 performance shares. For the three months ended September 30, 2020, stock-based compensation consists of a March 2020 modification associated with the departure of our former Executive Chairman primarily related to his 2017 agreement.

(4) For the three months ended September 30, 2021, other adjustments consist of consulting fees associated with the calculation of our non-recurring tax benefit.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

Non-GAAP Effective Tax Rate

	Three months ended
	September 30,
	2021	2020
Effective income tax rate	14.7%	24.7%
Tax impact of non-GAAP adjustments	5.0	-
Adjusted income tax rate	19.7%	24.7%

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

(unaudited)

Restaurant Level Operating Margin

	Three months ended September 30,
	2021		2020
Income from operations	$239,680	12.3%	$107,096	6.7%
Non-GAAP Adjustments:
General and administrative expenses	145,930	7.5	133,150	8.3
Depreciation and amortization	63,191	3.2	60,180	3.8
Pre-opening costs	5,894	0.3	3,808	0.2
Impairment, closure costs, and asset disposals	4,658	0.2	7,991	0.5
Total Non-GAAP Adjustments	$219,673	11.3%	$205,129	12.8%
Restaurant level operating margin	$459,353	23.5%	$312,225	19.5%